Exhibit 99.1

USANA Health Sciences Reports First Quarter Financial Results

  First quarter net sales increased by 9.6% to a record $240.4 million, up 16.1% based on constant currency
  First quarter EPS increased by 18.0% to $1.77
  Number of active Associates increased by 16.2% to 437,000
  Company reiterates 2016 Outlook

SALT LAKE CITY--(BUSINESS WIRE)--May 3, 2016--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 2, 2016.

Financial Performance

For the first quarter of 2016, net sales increased to a record $240.4 million, up 9.6%, compared with $219.4 million in the prior-year period. A stronger U.S. dollar negatively impacted net sales by $14.2 million in the first quarter of 2016. On a constant currency basis, net sales increased by 16.1%. The Company delivered this growth notwithstanding a challenging prior year comparable due to (i) incremental sales during the first quarter of 2015 from a significant incentive that was offered during that period but was not offered again in the first quarter of 2016, and (ii) incremental sales during the first quarter of 2015 ahead of price increases in China, which did not occur again in the first quarter of 2016. Net sales growth for the first quarter of 2016 was driven by 16.2% growth in the number of active Associates and 9.3% growth in the number of Preferred Customers.

Net earnings for the first quarter increased by 13.3% to $22.3 million, compared with $19.7 million during the prior-year period. The increase in net earnings was driven by higher net sales, lower relative Associate Incentives expense, and a lower effective tax rate, which were partially offset by higher selling, general and administrative expense as well as modestly lower gross margins. The 150 basis point decrease in Associate Incentives expense is the result of a short-term incentive that the Company offered during the first quarter of 2015 but did not offer again during the current-year quarter. The 190 basis point decrease in the effective tax rate is due to the Company’s early adoption of Accounting Standards Update 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting. As a result of adopting this standard, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a lower effective tax rate for the current-year quarter. While the adoption of this pronouncement increased net earnings by approximately $300,000 for the first quarter of 2016, the resulting higher diluted share count offset this increase and earnings per share remained unaffected.

Earnings per diluted share for the first quarter increased by 18.0% to $1.77, compared with $1.50 in the prior year period. This increase in earnings per share is the result of higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases over the last six months. Weighted average diluted shares outstanding were 12.6 million as of the end of the first quarter of 2016, compared with 13.1 million in the prior-year period. During the first quarter of 2016, the Company repurchased 553,082 shares of common stock for a total investment of $64.6 million.

The Company ended the quarter with $150.5 million in cash and cash equivalents. As of April 2, 2016, there was $35.4 million remaining under the current share repurchase authorization and a balance of $66 million on the company’s line of credit.

“USANA delivered solid performance in the first quarter, notwithstanding the continued impact of a stronger U.S. dollar and a tough prior year comparable,” said Dave Wentz, USANA’s co-CEO. “Our consistent sales and customer growth reflect the demand from our customers around the world for USANA’s high quality products and business opportunity.”

Regional Results

Net sales in the Asia Pacific region increased by 13.2% to $176.4 million, despite a negative $10.3 million impact from a stronger U.S. dollar. Within Asia Pacific, net sales:

  Increased by 15.5% in Greater China (20.8% on a constant currency basis);
  Increased by 14.4% in the North Asia region (23.2% on a constant currency basis); and
  Increased by 7.8% in the Southeast Asia Pacific region (16.9% on a constant currency basis).

Sales growth in Greater China was driven by 23.6% Associate growth in Mainland China, while sales growth in North Asia resulted from 30.0% Associate growth in South Korea. Sales growth in Southeast Asia Pacific was due to strong Associate growth in several markets in the region. Indonesia also provided a solid contribution of new Associates to the region for its first full quarter of operations. The total number of active Associates in the Asia Pacific region increased by 20.0% year-over-year and 3.8% sequentially.

Net sales in the Americas/Europe region were essentially flat at $64.0 million, compared to the prior year period. On a constant currency basis, net sales in this region increased by 7.1% year-over-year. Canada and Mexico, two standout markets, generated local currency sales growth of 22.1% and 16.9%, respectively. Both of these markets also reported strong year-over-year Associate growth.

“We continue to see local currency sales and customer growth in most of our markets around the world and expect this momentum to continue during 2016,” said Kevin Guest, USANA’s co-CEO. “We are also continuing to execute our 2016 initiatives, which include announcing and launching several new, personalized products later this year. We are excited about these products and believe they will keep USANA at the forefront of nutritional supplementation.”

Outlook

The Company reiterated its consolidated net sales and earnings per share outlook for 2016, which projects:

  Consolidated net sales between $1.02 billion and $1.05 billion
  Earnings per share between $7.60 and $8.15

Paul Jones, Chief Financial Officer, commented, “We are reiterating our outlook for 2016, which reflects the ongoing strength of our underlying business and the necessary investments that we communicated at the beginning of the year. We continue to believe that we are well positioned to deliver the growth we have projected for the year while making these investments in our business.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, May 4, 2016 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	4-Apr-15	2-Apr-16

Net sales	$219,378	$240,449
Cost of sales	38,364	42,920
Gross profit	181,014	197,529

Operating expenses
Associate incentives	101,353	107,394
Selling, general and administrative	49,875	56,631

Earnings from operations	29,786	33,504

Other income (expense)	168	(496)
Earnings before income taxes	29,954	33,008

Income taxes	10,274	10,709

NET EARNINGS	$19,680	$22,299

Earnings per share - diluted	$1.50	$1.77
Weighted average shares outstanding - diluted	13,085	12,591

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	2-Jan-16	2-Apr-16
Current Assets
Cash and cash equivalents	$143,210	$150,501
Inventories	66,119	67,554
Prepaid expenses and other current assets	34,935	25,349
Total current assets	244,264	243,404

Property and equipment, net	87,982	94,606
Goodwill	17,432	17,460
Intangible assets, net	38,269	37,984
Deferred income taxes	9,844	13,812
Other assets	25,446	24,461
Total assets	$423,237	$431,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$10,043	$7,992
Other current liabilities	121,369	104,758
Total current liabilities	131,412	112,750

Line of credit- long term	-	66,000
Other long-term liabilities	1,151	1,189
Deferred income taxes	9,822	6,874

Stockholders' equity	280,852	244,914
Total liabilities and stockholders' equity	$423,237	$431,727

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	4-Apr-15		2-Apr-16		Change from Prior Year		Currency Impact	% Change Excluding Currency Impact
Region

Asia Pacific

Greater China	$101,286	46.2%	$116,998	48.7%	$15,712	15.5%	$(5,328)	20.8%

Southeast Asia Pacific	45,339	20.7%	48,861	20.3%	3,522	7.8%	(4,131)	16.9%

North Asia	9,229	4.2%	10,560	4.4%	1,331	14.4%	(809)	23.2%

Asia Pacific Total	155,854	71.1%	176,419	73.4%	20,565	13.2%	(10,268)	19.8%

Americas and Europe	63,524	28.9%	64,030	26.6%	506	0.8%	(3,980)	7.1%

Total	$219,378	100.0%	$240,449	100.0%	$21,071	9.6%	$(14,248)	16.1%

Active Associates by Region (1)
(Unaudited)

	As of
	4-Apr-15		2-Apr-16
Region

Asia Pacific

Greater China	201,000	53.4%	245,000	56.1%

Southeast Asia Pacific	77,000	20.5%	88,000	20.1%

North Asia	12,000	3.2%	15,000	3.4%

Asia Pacific Total	290,000	77.1%	348,000	79.6%

Americas and Europe	86,000	22.9%	89,000	20.4%
Total	376,000	100.0%	437,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	4-Apr-15		2-Apr-16
Region

Asia Pacific

Greater China	4,000	4.6%	5,000	5.3%

Southeast Asia Pacific	12,000	14.0%	13,000	13.9%

North Asia	7,000	8.1%	10,000	10.6%

Asia Pacific Total	23,000	26.7%	28,000	29.8%

Americas and Europe	63,000	73.3%	66,000	70.2%
Total	86,000	100.0%	94,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations